Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 1,004,000 additional shares of common stock of Nash-Finch Company issuable under the Nash-Finch Company 2000 Stock Incentive Plan of our reports dated March 2, 2005 with respect to the consolidated financial statements and schedule of Nash Finch Company, Nash-Finch Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nash-Finch Company included in its Annual Report on Form 10-K for the fiscal year ended January 1, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
May 10, 2005